SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934




       Date of Report (Date of earliest event reported) November 30, 2000

                         Allstate Financial Corporation
             (Exact name of registrant as specified in its charter)



         Delaware                   0-17832                   54-1208450
         --------                   -------                   ----------
     (State or other              (Commission               (I.R.S. Employer
       jurisdiction               File Number)             Identification No.)
     of incorporation)



         8180 Greensboro Drive McLean, VA                      22102
        (Address of principal executive offices)             (Zip Code)


        Registrant's telephone number, including area code (703) 883-9757


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Item 2.  Acquisition or Disposition of Assets.

On November 30, 2000, Allstate Financial Corporation ("Allstate") acquired Harbourton Financial Corp. ("Harbourton"). At October 30, 2000, Harbourton had total assets of $11.1 million, which consisted primarily ($10.6 million) of receivables from homebuilders, comprising acquisition, development and construction loans, as well as cash ($598 thousand). Allstate completed the transaction through the issuance of 7,516,160 new common shares and the payment of $ 2.1 million in cash to Harbourton's shareholders. Allstate's majority shareholder, Value Partners, Ltd., was the majority owner of Harbourton and now owns approximately 84% of Allstate's shares. Timothy G. Ewing, Managing Director of Ewing and Partners, which is the general partner of Value Partners, Ltd., is a director of Allstate. The remainder of the shares were acquired from J. Kenneth McLendon and James M. Cluett, members of Harbourton's management. Mr. McLendon and Mr. Cluett serve as Allstate's President and Senior Vice President, respectively.

Item 7.  Financial Information, Pro Forma Financial Information and Exhibits.

(a)      Financial Statements of Businesses Acquired.
           To be filed by amendment within 60 days of the due date of this report.

(b)      Pro Forma Financial Information.
           To be filed by amendment within 60 days of the due date of this report.


(c)      99.1 Exhibit
                  Press release issued on December 1, 2000.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   December 13, 2000          ALLSTATE FINANCIAL CORPORATION



                                            By: /s/ C. Fred Jackson
                                                -------------------
                                                  C. Fred Jackson
                                                Senior Vice President
                                              and Chief Financial Officer


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